Exhibit 10.27

November 16, 2004

Richard Gillette

[                    ]

Elmhurst, IL 60126

Re: Offer of Employment

Dear Rich:

We very much enjoyed our recent discussions with you and I am happy to confirm our offer of employment.

We would like you to join our team as a Vice President. Your starting salary will be $190,000 per year paid semi-monthly. You will be eligible for health benefits immediately upon your Start Date. You will also be eligible for a discretionary annual bonus of up to $60,000 based upon your performance and that of the Company.

Additionally, you will be granted Options to acquire 90,000(1) shares of Accretive Health stock pursuant to the terms and conditions established for the Accretive Health Employee Stock Option Plan. Among the terms and conditions for these Options will be a vesting period to be established by the Accretive Health Board of Directors.

We will work with you to determine a mutually agreeable start date. If you have any questions please do not hesitate to give me a call. I can be reached at the following numbers: [            ] (work), [            ] (mobile), [            ] (home).

Rich, I truly believe that we are building the best team in the industry and that you will enjoy the opportunity to work with your peers. I look forward to hearing from you soon, and also working with you.

Best Regards,

/s/ Greg Kazarian
Greg Kazarian
General Counsel

Agreed and Accepted

/s/ Richard Gillette
Richard Gillette

(1)	The Company effected a 3.92-for-one stock split on May 3, 2010, which is not reflected in the number above.